Fund #2HF, Small Cap Growth Fund, June 30, 2004 Annual Report

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds year ended June 30, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $6,566.

74U1		Class A	7,977
		Class B	3,431
		Class C	629

74U2		Class M	268
		Class R	1
		Class Y	715

74V1		Class A	20.03
		Class B	19.69
		Class C	19.69

74V2		Class M	19.82
		Class R	20.01
		Class Y	20.06